Exhibit 10.7

ASSET ACQUISITION AGREEMENT

This Asset Acquisition Agreement (this “Agreement”) is made and entered into this 8th day of August, 2011 (the “Effective Date”), by and between Petron Energy II, Inc., a Nevada corporation and its assigns (“Petron” or the “Company”) and ONE Energy Capital Corp., a Nevada corporation and its assigns (“ONE Capital”) and ONE Energy International Corp., and its assigns (“ONE International”, and collectively with ONE Capital, “ONE Energy”) sometimes hereinafter being referred to each individually as a “Party” and collectively as the “Parties”.

W I T N E S S E T H:

WHEREAS, ONE Energy and certain of its Affiliates and Associations hold ownership in certain oil and gas leases and interests as set forth on Exhibit A attached hereto (the “Interests”);

WHEREAS, Petron desires to acquire the Interests from ONE Energy (and where applicable, its Affiliates and Associates and/or Security Owners), pursuant to the terms and conditions of this Agreement as set forth below (the “Acquisition”); and

WHEREAS, the Parties desire to set forth the terms and conditions pursuant to which Petron will complete the Acquisition.

NOW, THEREFORE, in consideration for the promises and pledges contained below and other good and valuable consideration, which consideration the Parties acknowledge receipt of, and the promises and the mutual covenants, agreements, and considerations herein contained, the Parties hereto agree as follows:

1.            Acquisition of the Interests.  In consideration for the Acquisition Consideration and subject to the satisfaction or waiver of the Closing Conditions, Petron agrees to enter into a superceding Definitive Agreement setting forth the Agreed Upon Transaction Structure with the relevant ONE Energy Entities (and where applicable, their Security Owners) to acquire the Interests, prior to the Deadline.

2.            Acquisition Consideration.  In consideration for the Acquisition of the Interests, Petron agrees to provide the relevant ONE Energy Entity (or its Security Owners depending on the Agreed Upon Transaction Structure) the following “Acquisition Consideration”:

(a) Shares of Convertible Preferred Stock which provide the holder(s) thereof the right to convert such shares into $5,910,000 of total value based on the trading price of Petron’s (or following the consummation of the Asset Purchase, Restaurant Concepts’) common stock on the date of such conversion (the “Aggregate Conversion Value”) based on the trading price of such common stock on the public market on which it then trades as calculated in such Convertible Preferred Stock designation (the “Conversion Price”).

(b) The “Convertible Preferred Stock” shall be designated by the Board of Directors of Petron (or Restaurant Concepts following the Asset Purchase) and have the following rights, preferences and privileges, in addition to the Aggregate Conversion Value:

(i)
Voting rights equal to one (1) vote per share of Convertible Preferred Stock on all shareholder matters, regardless of the number of shares of common stock such Convertible Preferred Stock may have the right to convert into;

(ii)
A blocker preventing the conversion of such Convertible Preferred Stock by the holder(s) thereof to the extent that subsequent to such conversion, such holders(s) would beneficially own in excess of 9.99% of the shares of common stock outstanding immediately after giving effect to such conversion (the “Conversion Limitation”).  Beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the “1934 Act”).

(iii)
A provision providing for the automatic conversion into common stock of (A) one half (1/2) of such Convertible Preferred Stock held by each holder on February 15, 2012 and (B) the remaining shares of Convertible Preferred Stock held by each holder thereof on September 15, 2012, based on the Trading Price on each conversion date, subject in each case to the Conversion Limitation, which may be waived by any holder thereof with sixty-one (61) days prior written notice to Petron.

(iv)
The shares of common stock issuable in connection with the conversion of the Convertible Preferred Stock held by each holder thereof shall also be subject to a lock-up, pursuant to which each holder thereof may not sell any shares of common stock issuable upon conversion of the Convertible Preferred Stock for the first year after the issuance of such Convertible Preferred Stock; only 70% of such shares of common stock which any holder holds during months thirteen (13) to eighteen (18) after the Company’s filing of a Current Report on Form 8-K disclosing the closing of the Company’s planned Asset Purchase Agreement (the “Asset Purchase”) relating to the acquisition of the assets of Petron Energy II, Inc.; and can freely sell such shares with no sales restriction thereafter (subject in each case to Applicable Laws).

(c) Payment of $53,000 upon execution of this Agreement and others pursuant to a list attached hereto.

3.            Acquisition Type.  The Acquisitions may be affected by the Parties’ entry into a:

(a) Share Exchange Agreement;

(b) Merger;

(c) Asset Purchase Agreement; or

(d) Such other agreement reflecting such other transaction structure as the parties’ thereto (and where applicable, their Security Owners) shall mutually approve (such approved agreement and structure being defined herein as the “Agreed Upon Transaction Structure”).

(e)  Each Acquisition of Interests and each transaction with a separate ONE Energy Entity may be structured differently, with the pro rata amount of the total Acquisition Consideration payable as determined by ONE Energy (and agreed upon by such ONE Energy Entities and where applicable Security Owners) in its sole and absolute discretion, to (A) the various ONE Energy Entities (or in the event that a Share Exchange or similar transaction is agreed to, the Security Owners of such ONE Energy Entities); and/or (B) allocated to the purchase of the various Interests as determined by ONE Energy (and the applicable ONE Energy Entity) in its sole and absolute discretion.

(f) Any Agreed Upon Transaction Structure shall be structured as to comply in all respects with Applicable Laws.

4.            Deadline. This Agreement shall be effective as of the Effective Date and shall bind the Parties and require them to complete the Acquisition, subject only to the satisfaction (or waiver) of the Closing Conditions prior to sixty days (the “Deadline”), provided that this Agreement can be terminated at any time with the mutual consent of all Parties hereto.  In the event the Closing Conditions are not satisfied (or waived) prior to the Deadline and the Deadline is not otherwise extended by the Parties in writing prior to such Deadline, this Agreement shall be terminated and be of no force and effect.

5. Assignment and Successors.

(a) All of the terms, provisions and conditions of this Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the Parties hereto and their respective successors and permitted assigns.  This Agreement and the terms and conditions hereof shall be automatically assigned to, assumed by and transferred from Petron to Restaurant Concepts of America Inc., a Nevada corporation (“Restaurant Concepts”), upon the consummation of the proposed Asset Purchase Agreement (the “Asset Purchase”) between Petron and Restaurant Concepts, without any required action by any Party hereto or Restaurant Concepts (the “Assumption”).  Effective immediately upon the Assumption, each reference herein to the “Company”, “Petron” or words of similar meaning shall be deemed to be automatically replaced by a reference to Restaurant Concepts and Restaurant Concepts, by agreeing to acquire the assets of Petron and to affect the transactions contemplated by the Asset Purchase, shall be deemed to have automatically confirmed, agreed to, certified, acknowledged and assumed the terms and conditions of this Agreement by its execution of the Asset Purchase. Following the Assumption, Petron shall have no further rights under, requirements or liabilities in connection with, or obligations under this Agreement, except as set forth in Section 10 (collectively the “Continuing Obligations”); notwithstanding the fact that Restaurant Concepts shall also be deemed to have agreed to and to be bound by the Continuing Obligations. ONE Energy hereby consents and approves the Assumption.   For the sake of clarity and in an abundance of caution, effective as of the Asset Purchase, the Convertible Preferred Stock issuable in connection with the Acquisition shall be designated in Restaurant Concepts and convertible into Restaurant Concepts common stock and Restaurant Concepts shall enter into the Definitive Agreements with the relevant ONE Energy Entities and where applicable Security Owners.

(b) Petron agrees that the Interests are owned by ONE Energy and various of its Affiliates and Associates and confirms, agrees and ratifies the assignment by ONE Energy, without the required consent or approval of Petron, of certain portions of the Acquisition Consideration to ONE Energy’s Affiliates and Associates and/or the Security Owners of its Affiliates and Associates, without the prior approval or consent of Petron.

(c) Each reference herein to Petron shall refer to Petron and its successors or assigns, including, but not limited to Restaurant Concepts.  Each reference herein to ONE Energy shall refer to ONE Energy and its successors and assigns, including, but not limited to its Affiliates and Associates and designated ONE Energy Entities.

6.            ONE Energy Closing Conditions.  ONE Energy shall have delivered or caused to be delivered to Petron the following, on or prior to the Deadline, unless the delivery of which has been waived by Petron:

(a) PCAOB Audited financial statements of the Interests (in the event the Agreed Upon Transaction Structure is an asset acquisition or similar transaction involving only the acquisition of the Interests) or the appropriate ONE Energy Entity (in the event the Agreed Upon Transaction Structure is a Share Exchange, Merger or similar transaction involving the acquisition of the related ONE Energy Entity), and where required, interim and pro forma financial statements as required by Form 8-K and Regulation S-K;

(b) Where the Agreed Upon Transaction Structure requires the approval of the Board of Directors, Managers and/or Security Owners of any ONE Energy Entity, minutes of the respective Directors, Managers and/or Security Owners approving the Agreed Upon Transaction Structure and the Definitive Agreement(s); and

(c) Executed Definitive Agreement(s) and such other documents, materials, confirmations and ancillary documents that are required to be provided pursuant to the terms of the Definitive Agreement(s).

7. Petron Closing Conditions.  Petron shall have delivered or caused to be delivered to ONE Energy, the following on or prior to the Deadline, unless the delivery of which has been waived by ONE Energy (or where applicable, the respective ONE Energy Entity):

(a) Where the Agreed Upon Transaction Structure requires the approval of the Board of Directors and/or shareholders of Petron, minutes of the respective Directors and shareholders of Petron approving the Agreed Upon Transaction Structure and the Definitive Agreement(s);

(b) Executed Definitive Agreement(s) and such other documents, materials, confirmations and ancillary documents that are required to be provided pursuant to the terms of the Definitive Agreement(s); and

(c) Obtained DTC eligibility or taken steps to be approved for DTC eligibility within four days of execution of the Asset Purchase Agreement between Petron and Restaurant Concepts Inc.

8.            Non-Circumvention. In consideration for One Energy entering into this Agreement, which Petron hereby confirms the adequacy and sufficiency of, Petron agrees that prior to the Deadline (in each case, as and if extended), neither it, nor its Affiliates, officers, directors, consultants, or employees will (i) deal with, discuss, enter into any written or oral agreement or understanding with, solicit, or respond to any solicitation, directly or indirectly, with any person, firm or entity in connection with any transaction similar to or affecting the Acquisition, without the prior written consent of One Energy, (ii) circumvent One Energy or this Agreement in any manner, (iii) participate in business dealings that would adversely impact the proposed Acquisition, or (iv) deal with, contact, enter into any written or oral agreement or understanding with, or solicit any companies, whether public or private in connection with an Acquisition or sale of the Interests.

9.            Mutual Representations, Covenants and Warranties.  Each of the Parties, for themselves and for the benefit of each of the other Party hereto, represents, covenants and warranties that:

(a) Such Party has all requisite power and authority, corporate or otherwise, to execute and deliver this Agreement and to consummate the transactions contemplated hereby and thereby. This Agreement constitutes the legal, valid and binding obligation of such Party enforceable against such Party in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and general equitable principles;

(b) The execution and delivery by such Party and the consummation of the transactions contemplated hereby and thereby do not and shall not, by the lapse of time, the giving of notice or otherwise: (i) constitute a violation of any law; or (ii) constitute a breach of any provision contained in, or a default under, any governmental approval, any writ, injunction, order, judgment or decree of any governmental authority or any contract to which such Party is bound or affected;

(c) The Parties agree that, from time to time, each of them will take such other action and to execute, acknowledge and deliver such contracts, deeds, or other documents as may be reasonably requested and necessary or appropriate to carry out the purposes and intent of this Agreement and the transactions contemplated herein; and

(d) The Parties agree that in all dealings with each other, related to this Agreement that they shall act, at all times, in good faith and with due diligence.

10.   Confidentiality. Petron, and its officers, directors, employees and agents shall maintain in strict confidence and not copy, disclose or transfer to any other party (a) all confidential business and financial information regarding ONE Energy and each ONE Energy Entity and their Affiliates and Associates, including without limitation, information regarding the Interests and projections, business plans, marketing plans, product development plans, pricing, costs, customer, vendor and supplier lists and identification, channels of distribution, and terms of identification of proposed or actual contracts, and (b) all other confidential information of ONE Energy, each ONE Energy Entity and each Affiliate and Associate thereof, except in connection with or in furtherance of the Acquisition. The terms, conditions and requirements of this Section 10 shall survive any termination of this Agreement.

11. Authority. The Parties warrant by their signature below that each is authorized to sign this Agreement, and in the event that any Party is an entity, that such signatory has full power to bind the Party, and that such Party has obtained all required approvals to enter into this Agreement.  The Parties further warrant that each has executed this Agreement of their own free will and accord and for purposes and consideration set forth.

12. Definitions.  The following terms used throughout this Agreement shall have the definitions provided below:

(a) “Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person, and in the case of any natural Person shall include all relatives and family members of such Person. For purposes of this definition, a Person shall be deemed to control another Person if such first Person and/or any relatives or family members of such first Person directly or indirectly owns or holds five percent (5%) or more of the ownership interests in such other Person;

(b) “Applicable Laws” mean state or federal securities laws, including, but not limited to Rule 144 of the Securities Act of 1933, as amended;

(c) “Associate” when used to indicate a relationship with any Person, means (1) a corporation or organization (other than the Person or a majority-owned subsidiary of the Person) of which such Person is an officer or partner or is, directly or indirectly, the beneficial owner of 10 percent or more of any class of equity securities, (2) any trust or other estate in which such Person has a substantial beneficial interest or as to which such Person serves as trustee or in a similar capacity, and (3) any relative or spouse of such Person, or any relative of such spouse, who has the same home as such Person or who is a Director or officer of the Person or any of its parents or subsidiaries.  When used in conjunction with Affiliate, as in “Affiliates and Associates”, such term shall also refer to Associates of Affiliates of the Person being referenced;

(d) “Definitive Agreement” means an agreement in form mutually agreeable by the parties thereto, evidencing the Agreed Upon Transaction Structure;

(e) “ONE Energy Entity” or “ONE Energy Entities” shall mean ONE Energy Capital Corp. a Nevada corporation; ONE Energy International Corp., a Nevada corporation; and/or their Affiliates and Associates (including Associates of Affiliates);

(f) “Security Owners” mean the shareholders, option holders, warrant holders, members and/or other security owners of a Person’s outstanding securities; and

(g) “Person” means an individual, partnership, corporation, business trust, limited liability company, limited liability partnership, joint stock company, trust, unincorporated association, joint venture or other entity.

13. Section Headings. Section headings are for convenience only and shall not define or limit the provisions of this Agreement.

14. Governing Law.  This Agreement shall be deemed to have been made in the State of Texas and shall be construed, and the rights and liabilities determined, in accordance with the law of the State of Texas, without regard to the conflicts of laws rules of such jurisdiction.

15. Severability.  Should any clause, sentence, paragraph, subsection, Section or Article of this Agreement be judicially declared to be invalid, unenforceable or void, such decision will not have the effect of invalidating or voiding the remainder of this Agreement, and the Parties agree that the part or parts of this Agreement so held to be invalid, unenforceable or void will be deemed to have been stricken herefrom by the Parties, and the remainder will have the same force and effectiveness as if such stricken part or parts had never been included herein.

16. Entire Agreement.  This Agreement and all other agreements and documents referred herein constitutes the entire agreement between Petron and ONE Energy.  No other agreements, covenants, representations or warranties, express or implied, oral or written, have been made by any Party hereto to any other Party concerning the subject matter hereof.  All prior and contemporaneous conversations, negotiations, possible and alleged agreements, representations, covenants and warranties concerning the subject matter hereof are merged herein.

17. Successors. This Agreement shall be binding upon and inure to the benefit of Petron and ONE Energy and their respective successors and assigns.  Any purchaser or acquiror of substantially all of the assets or outstanding securities of Petron (including, but not limited to Restaurant Concepts) shall be deemed a successor hereunder and shall further be deemed to have acquired and agreed to be bound by the terms and conditions of this Agreement.

18. Extended Meanings. In this Agreement words importing the singular number include the plural and vice versa; words importing the masculine gender include the feminine and neuter genders. The word “person” includes an individual, body corporate, partnership, trustee or trust or unincorporated association, executor, administrator or legal representative.

19. Effect of Facsimile and Photocopied Signatures. This Agreement may be executed in several counterparts, each of which is an original.  It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.  A copy of this Agreement signed by one party and faxed or scanned and emailed to another party (as a PDF or similar image file) shall be deemed to have been executed and delivered by the signing party as though an original.  A photocopy or PDF of this Agreement shall be effective as an original for all purposes.

Acquisition Acknowledgement.  Petron agrees hereby to complete the development of the 14 wells on the Redder lease, within six months from herein.  Petron also agrees to issue more preference shares similar to those being issued to the ONE Energy shareholders for their working interest shareholders in Redder.

[Remainder of page left intentionally blank.  Signature page follows.]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the day and year first written above to be effective as of the Effective Date.

THE “COMPANY”
Petron Energy II, Inc.

           /s/ Floyd L. Smith
Floyd L. Smith
President

“ONE International”
ONE Energy International Corp.

/s/ Daniel Vesco
Daniel Vesco
President

“ONE Capital”
ONE Energy Capital Corp.

/s/ Daniel Vesco
Daniel Vesco
President

EXHIBIT A

INTERESTS